COOPERATIVE BANKSHARES REITERATES FOURTH QUARTER NET INCOME PER SHARE TO CORRECT ERRONEOUS RESEARCH REPORTS

For Immediate Release;

         Wilmington, N.C. - January 27, 2005 - Cooperative Bankshares, Inc. (NASDAQ: "COOP") reported that on January 26, 2005, "Zacks Investment Research," and other research groups incorrectly reported an "Earnings Surprise" regarding Cooperative Bankshares, Inc.'s net income for the quarter ended December 31, 2004.

         Frederick Willetts, III, President and Chief Executive Officer of the Company stated, "We understand that Zacks Investment Research and several other research groups misinterpreted the earnings release the Company issued on January 25, 2005. As we stated in our earnings release, net income for the quarter ended December 31, 2004 was $0.31 per diluted share. As explained in our release, this per share amount was adjusted to account for the 3 for 2 stock split in the form of a 50% stock dividend that the Company announced on January 19, 2005. Not adjusting for the stock dividend, net income for the quarter ended December 31, 2004 was $0.46 per diluted share, $0.02 more than the estimate reported by Zacks and other research firms. Because they did not note that our release stated that the Company's reported earnings were adjusted for the stock dividend, they mistakenly reported a negative `Earnings Surprise' yesterday, suggesting that our fourth quarter net income was below the reported estimate when in fact it was above the estimate. Zacks has advised the Company that it will be issuing a correction of its mistake. We hope others will do the same. We apologize for any confusion the report may have caused."

         Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 21 offices in Eastern North Carolina. Cooperative Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through offices in Wilmington, North Carolina, North Myrtle Beach, South Carolina, and Virginia Beach, Virginia.

For Additional Information
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Frederick Willetts, III, President
Todd L. Sammons, CPA, Senior Vice President/ CFO
Linda B. Garland, Vice President/ Secretary
910-343-0181